UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):    December 2, 2015

THE FRESH MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34940 (Commission File Number)	56-1311233 (IRS Employer Identification No.)

628 Green Valley Road, Suite 500, Greensboro, NC 27408

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 272-1338

Not Applicable

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 3, 2015, The Fresh Market, Inc. (the “Company”) terminated the employment of Mr. Sean Crane as Executive Vice President and Chief Operating Officer of the Company without cause, effective December 4, 2015.

(e) Effective December 2, 2015, the compensation committee of the Company’s Board of Directors approved a one-time retention grant to Mr. Jeffrey Ackerman, the Company’s Executive Vice President and Chief Financial Officer, and Mr. Scott Duggan, the Company’s Senior Vice President-General Counsel, of restricted stock units having a grant date value of $600,000 and $400,000, respectively, pursuant to a restricted stock unit award agreement with each executive officer (each, an “RSU Agreement” and collectively, the “RSU Agreements”). Each of the RSU Agreements provides that such restricted stock units shall vest in full on December 2, 2017 if the executive officer remains employed continuously by the Company through such date and shall continue to vest if the executive officer’s employment is terminated prior to then without cause, provided that he complies with the non-competition, non-disclosure, non-solicitation, non-disparagement and other covenants contained in the RSU Agreement or in other agreements with the Company. Each of the RSU Agreements further provides that such restricted stock units shall vest in full following a Change of Control (as defined in the RSU Agreements) and, with respect to the RSU Agreement for Mr. Ackerman, the subsequent termination of his employment. The other material terms of the RSU Agreements are substantially similar to the terms of the Company’s standard form restricted stock unit award agreement, a copy of which was attached as Exhibit 10.4 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2012.
The foregoing description of the RSU Agreements does not purport to be complete and is qualified in its entirety by the contents of the RSU Agreements, copies of which will be filed as exhibits to the Company’s annual report on Form 10-K for the fiscal year ending January 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FRESH MARKET, INC.

Dated: December 3, 2015	By:	/s/ Scott F. Duggan
Name: Scott F. Duggan
Title: Senior Vice President-General Counsel